Schedule "B" Management Discussion and Analysis of the Sweetwater Entities

Management's Discussion and Analysis

The following management's discussion and analysis ("**MD&A**") is intended to help the reader understand the results of operations and financial condition of the relevant Sweetwater Entities. This MD&A is provided as a supplement to, and should be read in conjunction with, the audited combined financial statements of the Sweetwater Partnerships for the financial years ended December 31, 2025 and 2024 and the unaudited combined financial statements of the Sweetwater Partnerships for the three months ended March 31, 2026 and 2025 set out in Schedule "A" to this Appendix "G". All amounts in this MD&A have been presented in United States dollars.

The information set forth in this MD&A represents selected historical financial information for:

(A) a 100% interest in the Sweetwater Entities, excluding: (1) Sweetwater Trona Block LLC, Cougar Utah Block LLC, Aggie Grazing Block LLC (together the "**Group Blockers**"), and Spur HoldCo LLC, each a holding company and organized under the laws of the State of Delaware; and (2) Green River Management Holdings LLC, the managing member of each of the Group Blockers and general partner of Sweetwater Trona Fund LP, Cougar Utah Fund LP and Aggie Grazing Fund LP and organized under the laws of the State of Delaware; and

(B) UPX Minerals Inc., a corporation organized under the laws of the State of Delaware and not forming part of the Sweetwater Entities to be acquired by New URC under the Transactions.

The Group Blockers, Spur HoldCo LLC and Green River Management Holdings LLC do not conduct any operating activities and do not generate any revenues. The expenses of the Group Blockers, Spur HoldCo LLC and Green River Management Holdings LLC are limited to immaterial administrative costs. UPX Minerals Inc. is a similar non-operating entity. The interests in UPX Minerals Inc. were originally expected to form part of the interests to be transferred to New URC upon completion of the Transactions but such transfer was ultimately removed.

The exclusion of the Group Blockers, Spur HoldCo LLC and Green River Management Holdings LLC and the inclusion of UPX Minerals Inc. have no material impact on a reader's understanding the results of operations and the financial condition of the Sweetwater Entities. Upon completion of the Transactions, New URC will hold an approximate 92% interest in the Sweetwater Entities.

For the purposes of this MD&A, references to "Sweetwater Entities" includes UPX Minerals Inc. and excludes the Group Blockers, Spur HoldCo LLC and Green River Management Holdings LLC, except where the context otherwise requires.

This MD&A contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those factors presented in "Risk Factors".

Overview

The Sweetwater Entities operate a Wyoming-focused royalty and landholding business headquartered in Lakewood, Colorado. The Sweetwater Entities are the largest private landowner in the State of Wyoming, encompassing approximately 850,000 fee surface acres and approximately 4.5 million fee mineral acres across their regional operations.

The business consists of a diversified portfolio of landholdings and associated royalties spanning several sectors:

- Soda Ash Production: The primary component of the business, supported by long-term royalty streams.
- Mineral Development: Royalties derived from various mineral extraction activities.
- Renewables and Grazing: Ancillary revenue generated from renewable energy projects and agricultural land use.

The Sweetwater Entities' value is driven by their position in the Green River Basin, which contains the largest known trona resource deposits on Earth, a mineral used to produce soda ash. The State of Wyoming accounts for more than 90% of the global trona resource. See "Description of the Business in Appendix "G".

Results of Operations

The following table sets forth the Sweetwater Entities' combined results of operations for the periods indicated (in thousands).

	Three Months Ended March 31,		Years ended December 31,	
	2026	2025	2025	2024
Revenues:				
Royalty revenue	12,215	18,966	59,276	82,514
Lease bonus revenue	-	-	4,886	5,130
Surface revenue	1,120	1,015	2,994	2,026
Annual rental revenue	316	-	210	-
Total revenues	13,651	19,981	67,366	89,670
Expenses:				
Surface owner payments	51	79	321	348
Exploration costs	-	-	3	195
General and administrative expenses	2,237	1,688	7,499	5,812
Depletion	2,921	4,354	14,689	20,037
Total operating expenses	5,209	6,121	22,512	26,392
Operating income	8,442	13,860	44,854	63,278
Other income (expenses)				
Amortization of debt issuance costs	(120)	(121)	(477)	(496)
Interest expense	(8,407)	(8,571)	(33,954)	(34,648)
Interest income	389	561	1,896	2,494
Gain on sale of land	-	-	-	13,788
Other expense	-	-	-	(40)
Income before taxes	304	5,729	12,319	44,376
Income tax expense	(201)	-	(70)	(760)
Net income (loss)	103	5,729	12,249	43,616
Net income (loss) attributed to owners of the Sweetwater Entities	(95)	5,448	11,243	43,345

Discussion of Operations

Revenues

Total revenues were $13.7 million for the quarter ended March 31, 2026, compared to $20.0 million for the quarter ended March 31, 2025, a decrease of $6.3 million or 31.5%. Total revenues were $67.4 million for the year ended December 31, 2025, compared to $89.7 million for the year ended December 31, 2024, a decrease of $22.3 million or 24.9%. These decreases were primarily due to lower royalty revenues due to lower volumes being mined from Sweetwater's lands.

Expenses

Surface Owner Payments: Surface owner payments were $0.05 million for the quarter ended March 31, 2026, compared to $0.08 million for the quarter ended March 31, 2025. Surface owner payments were $0.3 million for the year ended December 31, 2025, compared to $0.3 million for the year ended December 31, 2024.

Exploration Costs: Exploration costs were $0.0 million for the year ended December 31, 2025, compared to $0.2 million for the year ended December 31, 2024, a decrease of $0.2 million. This decrease resulted primarily from lower consultant costs associated with exploration work.

General and Administrative Expenses: General and administrative expenses were $2.2 million for the quarter ended March 31, 2026, compared to $1.7 million for the quarter ended March 31, 2025, an increase of $0.5 million or 29.4%. General and administrative expenses were $7.5 million for the year ended December 31, 2025, compared to $5.8 million for the year ended December 31, 2024, an increase of $1.7 million or 29.3%. These increases were primarily due to higher legal, consultant and compensation costs related to transactions.

Depletion: Depletion was $2.9 million for the quarter ended March 31, 2026, compared to $4.4 million for the quarter ended March 31, 2025, a decrease of $1.5 million or 34.1%. Depletion was $14.7 million for the year ended December 31, 2025, compared to $20.0 million for the year ended December 31, 2024, a decrease of $5.3 million or 26.5%. These decreases were primarily due to lower volumes being mined from Sweetwater's lands in these periods.

Total Operating Expenses: Total operating expenses were $5.2 million for the quarter ended March 31, 2026, compared to $6.1 million for the quarter ended March 31, 2025, a decrease of $0.9 million or 14.7%. Total operating expenses were $22.5 million for the year ended December 31, 2025, compared to $26.4 million for the year ended December 31, 2024, a decrease of $3.9 million or 14.8%. These decreases were primarily due to lower depletion expense partially offset by higher general and administrative expenses.

Operating Income

Operating income was $8.4 million for the quarter ended March 31, 2026, compared to $13.9 million for the quarter ended March 31, 2025, a decrease of $5.5 million or 39.5%. Operating income was $44.9 million for the year ended December 31, 2025, compared to $63.3 million for the year ended December 31, 2024, a decrease of $18.4 million or 29.1%. These decreases were due to the factors above.

Other Income (expenses)

Amortization of Debt Issuance Costs: Amortization of debt issuance costs was $0.1 million for the quarter ended March 31, 2026, compared to $0.1 million for the year quarter ended March 31, 2025. Amortization of debt issuance costs was $0.5 million for the year ended December 31, 2025, compared to $0.5 million for the year ended December 31, 2024.

Interest Expense: Interest expense was $8.4 million for the quarter ended March 31, 2026, compared to $8.6 million for the quarter ended March 31, 2025, a decrease of $0.2 million or 2.3%. Interest expense was $34.0 million for the year ended December 31, 2025, compared to $34.6 million for the year ended December 31, 2024, a decrease of $0.6 million or 1.7%. These decreases were the result of lower principal amounts of Royalty Notes outstanding in these periods.

Interest Income: Interest income was $0.4 million for the quarter ended March 31, 2026, compared to $0.6 million for the quarter ended March 31, 2025, a decrease of $0.17 million or 30.3%. Interest income was $1.9 million for the year ended December 31, 2025, compared to $2.5 million for the year ended December 31, 2024, a decrease of $0.6 million or 24.0%. These decreases were primarily the result of lower interest-earning cash balances in these periods.

Gain on Sale of Land: Gain on sale of land was $nil for the year ended December 31, 2025, compared to $13.8 million for the year ended December 31, 2024, a decrease of $13.8 million. This decrease was due to no land sales in 2025.

Other Expenses: Other expenses were $nil for the year ended December 31, 2025, compared to $0.04 million for the year ended December 31, 2024.

Income Tax Expense: Income tax expense was $0.2 million for the quarter ended March 31, 2026, compared to no income tax expense for the quarter ended March 31, 2025, an increase of $0.2 million primarily due to no taxes being paid in the quarter ended March 31, 2025. Income tax expense was $0.1 million for the year ended December 31, 2025, compared to $0.8 million for the year ended December 31, 2024, a decrease of $0.7 million or 87.5%. This decrease was primarily due to an overpayment of taxes in 2024.

Net Income (loss)

Net income was $0.1 million for the quarter ended March 31, 2026, compared to net income of $5.7 million for the quarter ended March 31, 2025, a decrease of $5.6 million due to the factors above. Net income was $12.2 million for the year ended December 31, 2025, compared to $43.6 million for the year ended December 31, 2024, a decrease of $31.4 million or 72.0% due to the factors above.

Net Income (loss) Attributed to Owners of the Sweetwater Entities

Net loss attributed to owners of the Sweetwater Entities was $0.1 million for the quarter ended March 31, 2026, compared to net income of $5.4 million for the quarter ended March 31, 2025, a decrease of $5.5 million due to the factors above. Net income attributed to owners of the Sweetwater Entities was $11.2 million for the year ended December 31, 2025, compared to $43.4 million for the year ended December 31, 2024, a decrease of $31.2 million or 71.9% due to the factors above.

Summary of Quarterly Results

The following table sets forth the Sweetwater Entities' combined results of operations for the periods presented (in thousands).

	Revenues	Net income (loss)	Dividends
March 31, 2024	21,980	7,158	-
March 31, 2025	19,981	5,729	18,500
March 31, 2026	13,651	103	-

The commercial viability of trona mining and soda ash production is highly dependent on global demand for soda ash and sodium bicarbonate products and prevailing market prices. The market prices for soda ash and other sodium mineral products influence operator decisions to produce, expand or curtail operations and production volumes. Changes in the Sweetwater Entities' revenue and net income (loss) from quarter to quarter are affected primarily by fluctuations in the market price for soda ash and/or production and sales volumes. An increase or decrease in the market price for soda ash and/or an increase or decrease in the amount of soda ash produced and sold from the Sweetwater Entities' lands by the Sweetwater Operators can increase or decrease the royalty revenues received by the Sweetwater Entities, respectively.

Off-Balance Sheet Arrangements

The Sweetwater Entities have not entered into any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the financial performance or financial condition of the Sweetwater Entities, including, without limitation, such considerations as liquidity and capital resources.

Transactions Between Related Parties

Sweetwater Management LLC, a subsidiary of Sweetwater Trona Fund LP, entered into Management Services Agreements with certain Sweetwater Entities, Aggie and its subsidiaries, Cougar and its subsidiaries and Cowboy Land Fund LP and its subsidiaries (collectively, "**Cowboy**"). Cowboy entities are related by virtue of common control. Per these agreements, Sweetwater Management LLC provides certain administrative and management services to the other entities under common control. Sweetwater, Aggie, Cougar, and Cowboy will reimburse Sweetwater Management LLC for these services at various times throughout the year.

As of December 31, 2025, $0.04 million receivable balance related to these agreements from Cowboy are included in the due from related party balance on the combined balance sheets (December 31, 2024 - $0.28 million). During the year ended December 31, 2025, $0.38 million of administrative and management services paid by Sweetwater Management LLC were expensed to Cowboy from general and administrative expenses in the combined statements of operations (2024 - $0.56 million).

As of March 31, 2026, $0.16 million receivable balance related to these agreements from Cowboy are included in the due from related party balance on the combined balance sheets (December 31, 2025 - $0.04 million). During the quarter ended March 31, 2026, $0.11 million of administrative and management services paid by Sweetwater Management LLC were expensed to Cowboy from general and administrative expenses in the combined statements of operations (Q1 2025 - $0.31 million).

Liquidity, Capital Resources and Cash Flows

Overview

The following table sets forth selected balance sheet items for the Sweetwater Entities as at the periods presented (in thousands).

	As at March 31,	As at December 31,	
	2026	2025	2024
Cash	15,528	10,414	9,452
Restricted cash	25,028	40,075	45,186
Accounts receivable and accrued receivables	1,813	1,903	5,529
Land sale receivable	-	-	18,402
Total current assets	43,054	52,815	79,185
Working capital (current assets less current liabilities)	(798)	5,249	42,630
Total assets	1,192,311	1,205,021	1,245,570
Total current liabilities	43,852	47,566	36,555
Total non-current financial liabilities	609,393	618,178	632,638
Advanced minimum royalties, current	23,246	20,208	13,248
Interest payable	-	8,407	8,571
Long term debt – current portion	17,097	15,123	12,368
Long term debt, net	602,867	611,624	626,271
Total members' equity	539,066	539,277	576,377

As at March 31, 2026, the Sweetwater Entities had cash of $15.5 million, restricted cash of $25.0 million and $625.2 million principal amount of debt outstanding. As at December 31, 2025, the Sweetwater Entities had cash of $10.4 million, restricted cash of $40.1 million and $632.1 million principal amount of debt outstanding.

The Sweetwater Entities' principal sources of liquidity are cash and cash flows generated from operating activities. The Sweetwater Entities' primary liquidity and capital requirements are for general corporate needs and debt servicing.

The Sweetwater Entities' liquidity is subject to significant variability driven primarily by fluctuations in soda ash market prices and royalty revenue volumes, which are influenced by U.S. and global macroeconomic conditions, industrial demand cycles, logistical costs, and international trade dynamics, including tariffs and exchange rate volatility. The Sweetwater Entities' primary source of cash is royalty payments received from a concentrated group of third-party soda ash operators, with a substantial portion of revenue derived from five soda ash mines owned by four companies; accordingly, adverse developments in commodity prices, economic downturns, operator financial distress, defaults on payment obligations, or contractions or suspensions of mining operations could materially impair available liquidity.

The Sweetwater Entities' working capital requirements are principally governed by debt service obligations on $632.1 million of outstanding Royalty Notes as of December 31, 2025 ($625.2 million outstanding Royalty Notes as of March 31, 2026), with a portion of operating cash flow required to service principal and interest payments, thereby limiting cash available for other business purposes. Liquidity risks associated with the Sweetwater Entities' financial instruments arise from the Royalty Notes' restrictive covenants, which require compliance with specified financial ratios and tests and restrict Sweetwater Royalties LLC's ability to make distributions to its shareholder, and any breach of which could trigger acceleration of the outstanding debt. Furthermore, Sweetwater Royalties LLC's ability to refinance indebtedness is dependent upon prevailing capital market conditions and the Sweetwater Entities' financial condition at such time, and the Sweetwater Entities may be unable to engage in refinancing or other essential capital markets transactions on desirable terms or at all, particularly in periods of market disruption, commodity price declines, or adverse economic conditions, which could result in a default on debt obligations and have a material adverse effect on the Sweetwater Entities' business, financial condition, cash flows, and results of operations. See "Royalty Notes" below.

Total assets decreased $12.7 million from $1,205 million as of December 31, 2025 to $1,192 million as of March 31, 2026 primarily as a result of depletion. Total assets decreased $40.5 million from $1,246 million as of December 31, 2024 to $1,205 million as of December 31, 2025 primarily as a result of depletion and a reduction in receivables.

Total non-current financial liabilities decreased $8.8 million from $618.2 million as of December 31, 2025, compared to $609.4 million as of March 31, 2026 primarily as a result of principal payment on the Royalty Notes. Total non-current financial liabilities decreased $14.5 million from $632.6 million as of December 31, 2024 to $618.2 million as of December 31, 2025 primarily as a result of debt repayments.

Contractual Obligations

The following table sets forth the Sweetwater Entities' contractual obligations as at March 31, 2026, including payments due for each of the next five years and thereafter (in thousands).

	Contractual Obligations				
	Total	**Less than 1 year**	**1 to 3 years**	**4 to 5 years**	**Over 5 years**
Accounts payable and Accrued liabilities	1,626	1,626	-	-	-
Lease liabilities	637	111	225	195	106
Interest payable	297,132	33,041	62,950	57,073	144,069
Long term debt	625,177	17,097	48,054	66,250	493,776
Total	924,572	51,875	111,229	123,517	637,950

Royalty Notes

On October 19, 2020, Sweetwater Royalties LLC, a wholly-owned subsidiary of Sweetwater Trona Fund LP, issued the Royalty Notes pursuant to the Royalty Notes Purchase Agreement.

The Royalty Notes are senior secured obligations of Sweetwater Royalties LLC, mature on September 30, 2040 and accrue interest at a rate of 5.32% per annum. Principal and interest payments are due semi-annually on March 31 and September 30 of each year. The principal amount of the Royalty Notes amortize in amounts that vary and escalate over the term of the Royalty Notes based on a schedule in the Royalty Notes Purchase Agreement. Required amortization is subject to adjustment in the case of partial prepayment of the Royalty Notes.

The Royalty Notes allow optional prepayment subject to a make-whole premium. The holders of the Royalty Notes have the right to prepayment, if accepted, upon the occurrence of certain events, including certain specified change of control events, at an amount equal to 100% of the unpaid principal amount of the Royalty Notes plus a make-whole premium.

The terms of Royalty Notes Purchase Agreement require Sweetwater Royalties LLC to satisfy various affirmative and negative covenants and to meet certain financial ratios and tests. These covenants limit, among other things, Sweetwater Royalties LLC's ability to incur further indebtedness, create certain liens on assets or engage in certain types of transactions. These covenants also limit Sweetwater Royalties LLC's ability to dispose of assets, or amend the terms of its royalty interest contracts. Sweetwater Royalties LLC is currently in compliance with each of these affirmative and negative covenants.

Under the terms of the Royalty Notes Purchase Agreement, Sweetwater Royalties LLC is not permitted to make distributions, other than certain permitted tax distributions, unless: (1) there is no default or event of default under the Royalty Notes Purchase Agreement at the time of payment of such distribution, (2) all current and accrued payments of principal and interest on the Royalty Notes that are due and payable have been paid in full, (3) the Debt Service Reserve Account (as defined in the Royalty Notes Purchase Agreement) is funded in accordance with the Royalty Notes Purchase Agreement and (4) the Historical Debt Service Coverage Ratio and Projected Debt Service Coverage Ratio (each as defined in the Royalty Notes Purchase Agreement) are each no less than 1.25:1.00.

Distributions

For the years ended December 31, 2025 and 2024, the Sweetwater Partnerships declared and paid aggregate distributions of $48.5 million and $34.0 million, respectively, to their respective limited partners. For the quarters ended March 31, 2026 and 2025, the Sweetwater Partnerships declared and paid aggregate distributions of $0.0 million and $18.5 million, respectively, to their respective limited partners.

Cash Flows

The following table sets forth the Sweetwater Entities' cash flows for the periods presented (in thousands).

	Three Months Ended March 31,		Years ended December 31,	
	2026	2025	2025	2024
Operating activities				
Net income	103	5,729	12,249	43,616
Depletion and depreciation	2,923	4,357	14,704	20,069
Advanced minimum royalties	3,038	3,518	6,686	(2,485)
Interest payable	(8,407)	(8,571)	(164)	(175)
Total cash provided (used) by operating activities	(2,716)	4,483	39,163	46,741
Investing activities				
Proceeds from sale of surface properties	-	18,402	18,402	-
Total cash provided by investing activities	-	18,402	18,402	-
Financing activities				
Distributions and dividend	-	(18,501)	(48,501)	(33,968)
Repayment of long-term debt	(6,903)	(6,251)	(12,369)	(13,240)
Total cash (used) by financing activities	(7,217)	(24,811)	(61,714)	(47,944)

Cash Flows from Operating Activities

For the years ended December 31, 2025 and 2024, cash provided by operating activities was $39.2 million and $46.7 million, respectively. The Sweetwater Entities' cash flow provided by operating activities is primarily from soda ash royalties, land sales, easements, and other surface-related income. Cash flow used in operations generally consists of general and administrative expenses, operating expenses associated with its revenue streams and income taxes. The decrease in cash flows provided by operating activities for the year ended December 31, 2025 compared to the same period of 2024 was primarily driven by a decrease in operating income, principally related to decreased soda ash production volumes from the Sweetwater Entities' lands.

For the quarters ended March 31, 2026 and 2025, cash provided (used) by operating activities was ($2.7) million and $4.5 million, respectively. The decrease in cash flow provided by operating activities for the quarter ended March 31, 2026 compared to the same period of 2025 was primarily driven by lower royalty revenues.

Cash Flows from Investing Activities

For the years ended December 31, 2025 and 2024, cash provided by investing activities was $18.4 million and $nil, respectively. The Sweetwater Entities' cash flow provided by investing activities in the year ended December 31, 2025 related to land sales.

For the quarters ended March 31, 2026 and 2025, cash provided by investing activities was $0.0 million and $18.4 million, respectively. The decrease in cash provided by investing activities for the quarter ended March 31, 2026 compared to the same period in 2025 was primarily due to the absence of proceeds from a sale of surface properties that occurred in the prior-year period.

Cash Flows from Financing Activities

For the years ended December 31, 2025 and 2024, cash used in financing activities was $61.7 million and $47.9 million, respectively. The Sweetwater Entities' cash flows used in financing activities consisted of activities that return capital to the Sweetwater Partnerships' limited partners and principal repayments on the Royalty Notes.

For the quarters ended March 31, 2026 and 2025, cash used in financing activities was $7.2 million and $24.8 million, respectively. The decrease in cash used by financing activities for the quarter ended March 31, 2026 compared to the same period in 2025 was primarily due to no distribution made in Q1 2026.

Financial Instruments and Other Instruments

The Sweetwater Entities' financial instruments consist of cash, restricted cash, accounts receivable and accrued receivables, due to related party, due from related party, accounts payable and accrued liabilities, lease liabilities, interest payable and long-term debt, and all financial instruments are recorded at cost. These financial instruments are carried at amortized cost.

Due to the short-term nature of cash, receivables, payables and accrued liabilities, their carrying amounts approximate fair value.

The Sweetwater Entities are exposed to the following financial instrument risks: (i) credit risk, principally on cash, restricted cash, accounts receivable and amounts due from related parties, which is mitigated by holding cash with major financial institutions and by monitoring the creditworthiness of counterparties; (ii) liquidity risk, being the risk that the Sweetwater Entities will be unable to meet their financial obligations as they come due, which is managed by maintaining sufficient cash and cash flows from operations to fund operating requirements and scheduled debt service on the Royalty Notes; and (iii) interest rate risk, which is limited because the Royalty Notes bear interest at a fixed rate of 5.32% per annum. The Sweetwater Entities do not currently use derivative financial instruments to hedge any of these risks.